March 31, 2006

TO ALL FIFTH DISTRICT MEMBERS:

PROPOSED STOCK RULE UPDATE

I am writing to update you on a new rule proposed recently by our regulator, the Federal Housing Finance Board (Finance Board), that would have an impact on your FHLBank. As proposed, the rule would require us to limit dividends as we further build retained earnings, substantially decrease excess stock, and pay dividends in cash rather than additional shares of stock. The enclosed Q&A explains the proposed rule and includes our preliminary analysis of the impact it would have on your FHLBank.

Before discussing the impact to the FHLBank, let me affirm that the FHLBank today is in compliance with all current capital and regulatory requirements. This is discussed in our Form 10-K annual report, which may be accessed at the FHLBank’s Web site (www.fhlbcin.com) as filed with the Securities and Exchange Commission (www.sec.gov) on March 23, 2006.

Our preliminary analysis shows that if the proposed rule were effective, based on our year-end 2005 balance sheet and certain assumptions regarding maintenance of a prudent capital-to-assets ratio and a minimum level of investment securities, we estimate that we would need to repurchase at least $421 million of Fifth District members’ excess stock (as defined by the Finance Board). This could result in a taxable event for many stockholders holding excess stock. Using the same assumptions, we also estimate that we would need to increase retained earnings by at least $109 million, from $208 million to $317 million. The prohibition of dividend payments in the form of stock could also have negative tax consequences for many members due to the loss of the tax deferral on stock dividends. Based on current earnings trends as adjusted for the repurchase of excess stock, it would take 12 to 18 months (depending on the actual amount of future earnings) to reach the required retained earnings level. Based on 2005 actual earnings, if the dividend payout would have been restricted to the 50 percent level, we estimate the available dividend would have been 3.03 percent, compared to the 5.00 percent actual dividend received in 2005.

We continue to evaluate and analyze the proposed rule and plan to respond to the Finance Board within the 120-day comment period, ending July 13, 2006. We emphasize that this is a proposed rule only and that the rule in its final form could be different. We will share our response with you, and we encourage you to comment on this proposed rule. Until a final rule is announced, we will be cautious in reacting to the provisions of this proposed rule, and we do not plan to prematurely change our business model, relations with members, or our Capital Plan. Once a final rule is enacted, we will work with members to minimize its impact on your FHLBank’s products and services and your capital investment.

If you have questions or comments throughout this process, please contact Sandra Bell (513-852-7524), Andy Howell (513-852-7526), Paul Imwalle (513-852-7523) or Melissa Dallas (513-852-7084).

David H. Hehman

President

Proposed Rule:
Excess Stock Restrictions and Retained Earnings Requirements
for the Federal Home Loan Banks
Q & A

March 31, 2006

Q-1: What changes have been proposed?

A-1: On March 15, 2006, the Federal Housing Finance Board (Finance Board) published a proposed rule that would change the capital structure of the FHLBanks by prescribing a minimum level of retained earnings and a maximum level of excess stock that an FHLBank can accumulate, and by prohibiting payment of dividends in the form of additional shares of FHLBank capital. The proposed rule is available on our Web site: www.fhlbcin.com.

Key provisions include the following items:
• An FHLBank would be required to hold retained earnings of at least $50 million plus one percent of its prior quarter’s average non-advance assets.
• Dividends would be limited to no more than 50 percent of net income until an FHLBank reaches its required level of retained earnings.
• An FHLBank’s excess capital stock would be limited to no more than one percent of its total assets.
• An FHLBank would not be permitted to sell capital stock to a member in excess of its minimum capital stock requirement.
• An FHLBank would be prohibited from paying dividends to its members in stock.

Q-2: The Finance Board has said it is concerned that the FHLBanks’ amount of retained earnings are insufficient to protect against potential impairment of the par value of capital stock. What is your current Retained Earnings Policy target, and what would the new target be if the rule were enacted?

A-2: Our current Retained Earnings Policy was established by your Board in July 2004 and re-affirmed in November 2005. It is based on a rigorous assessment of the risks we face in our business and is reviewed by your Board at least annually. It requires retained earnings to exceed $160 million by the end of 2007. We exceeded that target at year-end 2005 by $48 million, with retained earnings of $208 million. Our retained earnings have increased significantly in the last four years, from $43 million at the end of 2001 to the current level. The new retained earnings target would be an estimated minimum of $317 million. In practice, the FHLBank would hold more than the minimum regulatory amount of retained earnings in order to have sufficient flexibility to manage our financial operations while complying with the rule. This estimate is derived from our 2005 year-end balance sheet, adjusted for a reduction in excess stock in line with the proposed requirement and taking into account certain assumptions regarding maintenance of a prudent capital-to-assets ratio and an assumed minimum level of investment securities.

Q-3: What impact would this have on your quarterly dividend payment and how long would it take to reach the new target?

A-3: During this transition period, the FHLBank would be limited to paying stockholders a dividend rate of no more than 50 percent of that quarter’s actual net earnings. We estimate that, at current earnings levels after adjusting for the reduction in excess stock (discussed below), it would take 12 to 18 months to achieve the minimum regulatory amount of retained earnings. The transition period would be shorter in higher earnings environments and longer in lower earnings environments.

Based on 2005 actual earnings, if the dividend payout would have been restricted to the 50 percent level, we estimate the available dividend would have been 3.03 percent, compared to the 5.00 percent actual dividend received in 2005. Based on current earnings assumptions and projections, we believe that earnings in 2006 should be higher than those achieved in 2005.

Q-4: What would be the impact of paying dividends in cash versus stock?

A-4: For 19 consecutive years, we have paid dividends in the form of additional shares of stock, the value of which most members are generally permitted to hold on a tax-deferred basis. This favorable tax treatment would not apply to cash dividends. The effect of this change on the tax-adjusted dividend return could be significant. Stock dividends also enhance members’ flexibility in managing their capital investments. In particular, in the last three years since our Capital Plan was approved by the Finance Board and implemented, members’ use of our services has been capitalized almost exclusively by stock dividends, with limited need for member purchases of new stock for Mission Asset Activity (or MAA, which includes Advances and the Mortgage Purchase Program).

Q-5: How much excess stock does the FHLBank hold per the proposed rule’s definition?

A-5: The Finance Board’s proposed rule defines excess stock as stock held in excess of a stockholder’s minimum required investment; the definition applies to stock held by both members and nonmembers. Under this definition, the FHLBank had $1.45 billion in excess stock at year-end 2005. The FHLBank’s definition of excess stock differs, however, from that of the Finance Board.

Q-6: How does the FHLBank define excess stock? How much would the excess stock of the FHLBank have to be reduced?

A-6: The FHLBank’s Capital Plan defines excess stock as the amount available to capitalize additional Mission Asset Activity. This can be computed as the Finance Board-defined amount of total excess stock ($1.45 billion) minus $282 million in cooperative capital (which is already capitalizing MAA), and minus $360 million in excess stock held by nonmembers (which is not permitted to be used to capitalize additional MAA). Accordingly, we had $806 million in available excess stock as of year-end 2005. The proposed regulatory limit on excess stock would require a reduction in our members’ and nonmembers’ capital stock of an estimated $781 million.

Q-7: What impact would the proposed excess stock requirement have on the Fifth District members?

A-7: Based on our year-end 2005 balance sheet and assuming no changes to our Capital Plan, we would need to repurchase an estimated $421 million in Fifth District members’ excess stock. This reduction would have two impacts. First, the repurchase could cause a taxable event to the extent stockholders had deferred taxes on the repurchased stock. Second, this restriction on excess stock would reduce the cooperative capital available to support new Mission Asset Activity. In practice, the FHLBank would hold less than the maximum regulatory amount of excess stock in order to have sufficient flexibility to manage our financial operations while complying with the rule.

Q-8: The Finance Board said the undue reliance on excess capital can raise issues of safety and soundness. Is the FHLBank currently adequately capitalized?

A-8: Yes, your FHLBank exceeds its capital requirements. In 1999, Congress passed the Gramm-Leach-Bliley Act, which imposed a new capital structure on the FHLBank System and required each FHLBank to develop a capital plan – one that would provide the levels of permanent and total capital needed to meet specific risk-based requirements. Our Capital Plan was approved by a 5-0 vote of the Finance Board in November 2002 and was implemented on December 30 of that year. At year-end 2005, our regulatory capital-to-assets ratio was 5.35 percent, which substantially exceeded the 4.00 percent required by the Gramm-Leach-Bliley Act. All of our capital stock is permanent capital that is redeemable only after a five-year waiting period. Further, reflecting your FHLBank’s satisfactory capitalization are its triple-A counterparty and deposit ratings and stable outlooks from Moody’s and Standard & Poor’s, which were re-affirmed by those rating agencies on December 21, 2005, and October 31, 2005, respectively.

Q-9: What impact would the proposed rule have on the FHLBank’s liquidity? Will any potential impact on liquidity have any effect on the FHLBank’s ability to offer Mission Asset Activity as it currently does?

A-9: To maintain a prudent capital-to-assets ratio as discussed above, we would need to reduce our liquid investments by an estimated $5-$8 billion, which could affect our ability to support Mission Asset Activity. A reduced flexibility in managing the volatility of MAA with liquid investments could adversely affect our ability to offer certain Advance programs on the same terms and conditions as they are currently offered.

Q-10: What are the FHLBank’s primary concerns about the proposed rule?

A-10: There are four primary concerns:
• Dividend rates would be below comparable market interest rates during the transition period. Earnings would likely decrease because of the reduction in capital and total assets, which in turn would reduce the dollar amount and annualized rate of dividends both during and after the transition period. The lower earnings also would reduce our contribution to the Affordable Housing Program.
• The amounts and variety of products and services that we offer to members could be restricted because the proposed rule could limit our ability to manage Advances volatility and liquidity.
• The “cooperative capital” feature of our Capital Plan would be effectively eliminated given the limited availability of excess stock to capitalize new Mission Asset Activity. Members would likely be required to capitalize additional MAA with new stock purchases.
• The prohibition on stock dividends and requirement to repurchase a substantial amount of excess capital could have unfavorable tax consequences for many stockholders.

Q-11: Does the FHLBank plan to comment on the proposed rule?

A-11: Yes, we plan to submit a written comment letter on the rule once our analysis is completed. We will share our response with all of our members. Comments are due to the Finance Board on or before July 13, 2006. Comments may be submitted by e-mail (comments@fhfb.gov), fax (202-408-2580), or postal service (Federal Housing Finance Board / 1625 Eye Street NW / Washington, D.C. 20006 / ATTN: Public Comments).

Q-12: When will the rule become final?

A-12: We cannot predict when, or whether, the Finance Board will approve a final rule. Any final rule, if adopted, may be different from the proposed rule.

All numbers are based on year-end 2005 financial data, as filed with the SEC on March 23, 2006.

This document contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.